Exhibit 99.1

Contact:

Media Relations	Nicholas Manganaro
CRA International	Sharon Merrill Associates, Inc.
media@crai.com	crai@investorelations.com
617-425-6453	617-542-5300

CRA International Announces Professor Heather E. Tookes to Join Board of Directors

BOSTON – (BUSINESS WIRE) – November 16, 2022 – Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial and management consulting services, today announced that Professor Heather E. Tookes of the Yale School of Management will be joining CRA’s Board of Directors as an independent director, effective December 8, 2022. Professor Tookes will serve on the Board’s Compensation and the Nominating and Corporate Governance Committees.

“We are pleased to welcome Professor Heather Tookes to CRA’s Board,” said Paul Maleh, CRA’s Chairman and Chief Executive Officer. “In addition to being an expert in corporate finance, Professor Tookes brings a wealth of board experience from having served on a number of nonprofit, private and public company boards. We are confident she will provide a valuable perspective as we continue to execute our strategy for profitable growth and enhance value for our shareholders.”

Professor Tookes is Deputy Dean for Faculty and Professor of Finance at Yale University's School of Management and has been on the faculty since 2004. Her research lies at the intersection of capital markets and corporate finance. Much of her work focuses on understanding the ways in which credit market frictions interact with firms’ financing decisions. Professor Tookes teaches corporate finance to MBA students and has won awards for her teaching. Professor Tookes is also an independent director on the boards for Dimensional Fund Advisors U.S. mutual funds and exchange-traded funds, Ariel Investments, LLC and Payoneer Global, Inc. Professor Tookes has a PhD in finance from Cornell University and a BA in economics from Brown University.

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, Twitter, and Facebook.